CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 925 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated September 30, 2019 on the financial statements and financial highlights of the O’Shaughnessy Market Leaders Value Fund, O’Shaughnessy Small Cap Value Fund, and O’Shaughnessy Small/Mid Cap Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
November 25, 2019